As filed with the Securities and Exchange Commission on December 3, 2007
Registration No. 333 -
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
under the
SECURITIES ACT OF 1933

ROSETTA GENOMICS LTD.
(Exact Name of Registrant as Specified in Its Charter)

Israel	Not Applicable
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)

Rosetta Genomics Ltd.
10 Plaut Street, Science Park
Rehovot 76706 POB 4059
Israel
(Address, Including Zip Code, of Principal Executive Offices)

Rosetta Genomics Ltd. Global Share Incentive Plan (2006), as amended
(Full Titles of the Plan)

Rosetta Genomics Inc.
675 U.S. Highway One,
Suite B119
North Brunswick, New Jersey 08902
(732) 246-9900
Attn: President
(Name, Address and Telephone Number, Including
Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Ordinary shares, par value NIS 0.01 per share	500,000 shares	$5.635	$2,817,500	$86.50

(1)
The number of ordinary shares, par value NIS 0.01 per share (“Ordinary Shares”), stated above consists of 500,000 additional Ordinary Shares (the “Shares”) not previously registered which may be issued upon the exercise of options which may hereafter be granted under the Rosetta Genomics Ltd. Global Share Incentive Plan (2006), as it was amended by the Registrant’s Board of Directors on November 7, 2007 (the “2006 Plan”). The maximum number of Ordinary Shares which may be sold upon the exercise of such options or issuance of awards granted under the 2006 Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the 2006 Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of Ordinary Shares stated above, an indeterminate number of Ordinary Shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions of the Plans.

(2)
This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act. The fee is calculated on the basis of the average of the high and low sale prices per share of the Ordinary Shares on The Nasdaq Global Market as of a date (November 27, 2007) within five business days prior to filing this Registration Statement.

EXPLANATORY NOTE

This Registration Statement on Form S-8 hereby registers 500,000 additional Ordinary Shares for issuance under the 2006 Plan. Up to 903,488 Ordinary Shares to be issued under the 2006 Plan (also referred to as the 2006 Employee Incentive Plan) were previously registered on March 23, 2007 (File No. 333-141525).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the Rosetta Genomics Ltd. Global Share Incentive Plan (2006), as amended (the “2006 Plan”), pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the 2006 Plan pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 20-F for the year ended December 31, 2006, as filed with the Commission on May 21, 2007 (File No. 001-33042).

(b)	The Registrant’s Report of Foreign Private Issuer on Form 6-K, as filed with the Commission on March 27, 2007 (File No. 001-33042).

(c)	The Registrant’s Report of Foreign Private Issuer on Form 6-K, as filed with the Commission on April 2, 2007 (File No. 001-33042).

(d)	The Registrant’s Report of Foreign Private Issuer on Form 6-K, as filed with the Commission on April 27, 2007 (File No. 001-33042).

(e)	The Registrant’s Report of Foreign Private Issuer on Form 6-K, as filed with the Commission on May 8, 2007 (File No. 001-33042).

(f)	The Registrant’s Report of Foreign Private Issuer on Form 6-K, as filed with the Commission on August 3, 2007 (File No. 001-33042).

(g)	The Registrant’s Report of Foreign Private Issuer on Form 6-K, as filed with the Commission on August 27, 2007 (File No. 001-33042).

(h)
The Registrant’s Report of Foreign Private Issuer on Form 6-K, as filed with the Commission on November 8, 2007 (File No. 001-33042), as amended by Form 6-K/A as filed with the Commission on November 15, 2007 (File No. 001-33042).

(i)
The description of the Registrant’s Ordinary Shares in the Registrant’s Registration Statement on Form 8-A (File No. 001-33042) filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on September 22, 2006, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the legality of the issuance of the Ordinary Shares offered by this prospectus will be passed upon for us, with respect to U.S. law, by Mintz, Levin, Cohn, Ferris, Glovsly and Popeo, P.C., Boston, Massachusetts, and, with respect to Israeli law, by Yigal Arnon & Co., Jerusalem, Israel.

Item 6. Indemnification of Directors and Officers.

Incorporated by reference from Part II, Item 6 “Indemnification of Directors and Officers” of the Registrant’s Registration Statement on Form F-1, as amended, File No. 333-137095.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Index of Exhibits immediately following the signatures to this Registration Statement is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Rehovot, State of Israel, on December 3, 2007.

Rosetta Genomics Ltd.

By /s/ Amir Avniel
Amir Avniel Chief Executive Officer and President

Each person whose signature appears below constitutes and appoints Amir Avniel and Tamir Kazaz, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement of Rosetta Genomics Ltd. and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Amir Avniel	Chief Executive Officer and President (Principal Executive Officer)	December 3, 2007
Amir Avniel

/s/ Tamir Kazaz, CPA	Chief Financial Officer (Principal Financial and Accounting Officer)	December 3, 2007
Tamir Kazaz, CPA

/s/ Yoav Chelouche	Chairman of the Board	December 3, 2007
Yoav Chelouche

/s/ Isaac Bentwich, M.D.	Director	December 3, 2007
Isaac Bentwich, M.D.

/s/ Prof. Moshe Many, M.D.	Director	December 3, 2007
Prof. Moshe Many, M.D.

/s/ Dr. Joshua Rosensweig	Director	December 3, 2007
Dr. Joshua Rosensweig

	Director	December 3, 2007
Simcha Sadan, Ph.D.

	Director	December 3, 2007
Nathan Hod

/s/ Gerald Dogon	Director	December 3, 2007
Gerald Dogon

	Director	December 3, 2007
Tali Yaron-Eldar

INDEX OF EXHIBITS

Exhibit Number	Description

4.1
Second Amended and Restated Articles of Association (filed as Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2006 (File No. 001-33042), and incorporated herein by reference).

4.2	Form of Share Certificate (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1, as amended (File No. 333-137095), and incorporated herein by reference).

5.1	Opinion of Yigal Arnon & Co. as to the legality of shares being registered.

23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

23.2	Consent of Yigal Arnon & Co. (included in opinion of counsel filed as Exhibit 5.1).

24.1	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).

99.1	The Registrant’s Global Share Incentive Plan (2006), as amended.